EXHIBIT 10.10

Lease Agreement

Lessor: Taiwan life Inc.

Lessee: Jishanye Inc.(Tw)

This Agreement is made and entered into by and between both parties through consultation in accordance with the Contract Law of the People's Republic of China and other relevant laws and regulations.

Article I Name, Location and use of the Premises:

The Premises, located in 7F., No.247, Minsheng 1st Rd., Xinxing Dist., Kaohsiung City 800, Taiwan, Republic of China, shall be occupied and used for office work.

Article II Lease Term:

The period commences on the day of Nov 1, 2014, and thereafter until the day of Nov 1, 2015.

After the expiration of this Agreement, the lessee retains its priority to renew this lease under the same conditions.

Article III Rent and Facilities of the Premises:

1.	The rent shall be calculated by numbers of the Premises and is free.

2.	Office space of 210 square meters.

Lessor: Taiwan life Inc.	Lessee: Jishanye (Tw)

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